Exhibit 10.05

Employment Offer Letter
May 22, 2013
Via Email
Dear Tom,
On behalf of myself and the Board of Cloudera (the “Company”), I am pleased to offer you the position of Chief Executive Officer. We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the same extraordinary leadership and vision that you have demonstrated throughout your career. The Board, the existing Cloudera team, and I look forward to your help in building Cloudera into a great company. The terms of your employment with the Company are set forth as follows (“Agreement”):

1.
Position. You will become Chief Executive Officer (CEO), and report to the Company’s Board of Directors (the “Board”) and will be a member of the Board for as long as you are employed by the Company as CEO. You agree to resign from the Board at such time as you terminate your employment with the Company as CEO. Your employment with the Company will be for no certain duration but will be “at-will” employment. Although the Company’s personnel policies and procedures may change from time to time, the “at-will” nature of your employment may only be changed in a document signed by you and a duly authorized executive of the Company.

2.	Start Date. The effective date of your full-time employment will be June 18, 2013 (the “Start Date”).

3.	Compensation.

(a)	Base Salary. You will receive an annual salary of $300,000.00, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.

(b)
Bonus: You will be eligible for an annual bonus (the “Target Bonus”) prorated during your first year of employment of $150,000.00, less applicable withholding. The bonus payment will be based upon the Company’s achievement of financial objectives and milestones that are mutually agreed upon by you and the Board. Thereafter you will be eligible for an annual Target Bonus of $150,000 subject to achievement of financial objectives and milestones that are mutually agreed upon by you and the Board.

(c)
Stock Options: The Company will grant to you no later than ten (10) days following the Start Date an option to purchase shares of the Company’s common stock (the “Option”) equivalent to        % of the fully diluted outstanding capital stock of the Company as of the date hereof (as interpreted to include all outstanding shares of Common Stock and Preferred Stock, as well as the shares purchasable upon exercise of all outstanding options and warrants) at the fair market value of the Company’s common stock. At your request, the Options shall be designated as “incentive stock options,” to the extent permitted by the Internal Revenue “Code”). One-quarter (1/4th) of the Option will vest on the first year anniversary of the Start Date, with the remainder of the Option vesting pro rata on the first day of each of the subsequent thirty-six (36) months. You may at your option, elect to early exercise some or all of the Option for cash prior to vesting; provided that the Company will have the right to repurchase any portion of such shares that have not vested upon your termination.

If at any time between the time the Company enters into a definitive agreement providing for a Change of Control (as defined below) and the closing of such Change of Control, or within twelve (12) months thereafter, you are either terminated without Cause (as defined below) or you resign for Good Reason (as defined below), then the Option and all other equity incentives then held by you will accelerate (“Equity Incentives”) and be deemed at such time to be vested and exercisable in full. The foregoing acceleration is conditioned upon your compliance with your continuing obligations to the Company, your resignation from all positions you then hold with the Company, and your execution of the Company’s form of release agreement attached as Exhibit A not later than sixty (60) days following your termination date (in which you release any and all known and unknown claims you may have against the Company) (the “Release”).

4.
Benefits. As an employee, you will also be eligible to receive certain employee benefits including PTO, medical, dental, life, and long term disability insurance. You will also be eligible to participate in our 401(k) savings plan.

5.
Termination. In addition to any acceleration to which you are entitled pursuant to Section 3(c) above, should you be terminated without Cause or should you resign for Good Reason prior to the first anniversary of your employment with the Company, you will be entitled to receive (i) your salary for the ensuing 12 months and (ii) a prorated Target Bonus based on the number of months that you were employed in the fiscal year, in one lump sum on the 30th day following your termination and you will be deemed vested upon such termination in 25% of your Options. Thereafter, in addition to any acceleration to what you are entitled pursuant to Section 3(c) above, should you be terminated without Cause or should you resign for Good Reason, you will be entitled to receive (i) your salary for the ensuing six months and (ii) a prorated Target Bonus based on the number of months that you were employed in the fiscal year, in one lump sum on the 30th day following your termination, and if such termination is not within the time period set forth in Section 3(c) above. The foregoing severance is conditioned upon your compliance with your continuing obligations to the Company, your resignation from all positions you then hold with the Company, and your execution of the Release agreement not later than sixty (60) days following your termination date (in which you release any and all known and unknown claims you may have against the Company).

6.
Preferred Stock Investment. Within 30 days of commencing your employment with the Company, you will have the opportunity to buy shares of stock sold by the Company’s in its most recent Preferred Stock financing. The amount of such purchase will be agreed upon with the Board.

7.
Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

8.
Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

9.	Certain Definitions.

(a)
“Cause” is defined to mean (A) you have been convicted of, or have pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (B) you have engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to you or have performed such material duties with gross negligence or have breached any material term or condition of this Agreement or the Company’s standard Confidentiality, Proprietary Information

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and Inventions Assignment Agreement which you will be expected to sign, in any case after written notice by the Company of such misconduct, nonperformance, gross negligence, or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, nonperformance, gross negligence or breach is, by its nature, not curable; or (C) you have committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.

(b)
“Good Reason” will be defined as your resignation as a result of and promptly after (A) an involuntary reduction in your total annual cash compensation (specifically the aggregate base salary and Target Bonus amounts then in effect) of more than ten percent (10%) other than in a broad based reduction similarly affecting other members of Company management, (B) a failure of a successor of the Company to assume the obligations under this Agreement in all material respects, (C) a substantive diminution in your duties or responsibilities as determined in good faith by the Board, or (D) the relocation of your principal place of employment more than thirty (30) miles from its current location in San Francisco, without your consent. Moreover, a resignation by you shall not be considered to be a resignation for Good Reason unless (A) you have delivered notice to the Company of the condition giving rise to “Good Reason” within 90 days of its initial occurrence, (B) the Company fails to remedy such event within 30 days after receiving written notice setting forth in reasonable detail the facts or circumstances constituting or giving rise to such event, and (C) you resign more than 31 days, but not more than 60 days, after the Company receives such notice and before the Company remedies the event.

(c)
“Change of Control” will mean (A) a merger, reorganization or consolidation in which (1) the Company is a constituent party or (2) a subsidiary of the Corporation is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the holders of shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to hold, as a result of their holdings immediately prior to the merger or consolidation, stock or other corresponding ownership interests representing a majority of the voting power of the surviving or resulting corporation or, if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this subsection, all shares of Company common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation will be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged); (B) any sale or exchange of the capital stock of the Company by the stockholders of the Company in one transaction or a series of related transactions where more than fifty percent (50%) of the outstanding voting power of the Company is acquired by a person or entity or group of related persons or entities (other than pursuant to a recapitalization of the Company solely with its equity holders); or (C) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and Its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except

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where such sale, lease, transfer, exclusive license or other disposition is to a wholly- owned subsidiary of the Company.

10.
Compliance with Section 409A. The parties intend that this Agreement (and all payments and other benefits provided under this Agreement) be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and ruling issued thereunder (collectively “Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

(a)
if at the time your employment terminates, you are a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by the Company from time to time, or if none, the default methodology, any and all amounts payable under this Agreement on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which your employment terminates or, if earlier, upon your death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A;

(b)
a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to a “terminate,” “termination,” “termination of employment,” “resignation,” “resign” and like terms shall mean separation from service;

(c)
each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement, including without limitation under Section 4(a), shall be treated as a right to a series of separate payments; and

(d)
with regard to any provision in this Agreement that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion), (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall

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be made on or before the last day of your taxable year following the taxable year in which the expense occurred.
If, due to the benefits provided under this Agreement or any other agreement, you are subject to any excise tax due to characterization of any amounts payable as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts payable will be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash or cash-equivalent payments subject to Section 409A of the Code as deferred compensation and (ii) cash or cash-equivalent payments not subject to Section 409A of the Code, and second a pro ram cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash (or cash-equivalent) payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code

11.
Indemnification. The Company shall indemnify you against all actions, suits, claims, legal proceedings and the like to the fullest extent permitted by law, including advancement of expenses, partial indemnification, indemnification following the termination of this Agreement, indemnification of your estate and similar matters. For purposes of this Agreement, such indemnification shall extend to, to the fullest extent permitted by law, legal fees, costs, expenses, judgments, settlements, claims resolution payments, arbitration fees, arbitrator fees, mediation fees, negotiation fees, and hold harmless obligations.

12.	Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of California.
I look forward to your favorable reply and to working with you at Cloudera.
To accept the Company’s offer, please sign and date this letter in the space provided below.

AGREED AND ACCEPTED:	CLOUDERA, INC.

/s/ Tom Reilly	By:	/s/ Ping Li
Tom Reilly		Ping Li

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EXHIBIT A
RELEASE AGREEMENT
In consideration of the termination benefits described herein (the “Benefits”) provided and to be provided to me by Cloudera, a Delaware corporation, or any successor thereof (the “Company”) pursuant to my Employment Agreement with the Company dated May ___, 2013 (the “Employment Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).
1.    On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with Company and/or any predecessor to Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested or otherwise entitled to, under any employee benefit plan, program or policy sponsored or maintained by the Company, or to my right to indemnification by the Company, and continued coverage by the Company’s director’s and officer’s insurance.
2.    In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under any applicable state-law right to indemnity; and (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or other applicable state agency. Moreover, you will continue to be indemnified for your actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between you and the Company, if any, and you will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then-current or former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be resolved through binding arbitration pursuant to the arbitration provision set forth in my Employment Agreement.
3.    I understand and agree that Company will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.
4.    As part of my existing and continuing obligations to Company, I have returned to Company all Company documents (and all copies thereof) and other Company property that I have had

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in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Company, or with a predecessor or successor of Company pursuant to the terms of such agreement(s).
5.    I represent and warrant that I am the sole owner of all claims relating to my employment with Company and/or with any predecessor of Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
6.    I agree to keep the Benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.
7.    I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either Company or myself.
8.    I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Company I understand that I may revoke my acceptance of the Release. I understand that the Benefits will become available to me at such time after the Effective Date.
9.    In executing the Release, I acknowledge that I have not relied upon any statement made by Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as my Employment Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between Company and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Company.
10.    Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

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11.    The Benefits provided and to be provided to me by the Company consist of the benefits and payments in accordance with the Employment Agreement, including, but not limited to, any accrued compensation as follows: [____________].
[SIGNATURE PAGE TO GENERAL AGREEMENT FOLLOWS]

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EMPLOYEE’S ACCEPTANCE OF RELEASE
BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.
EFFECTIVE UPON EXECUTION BY EMPLOYEE AND THE COMPANY.

Date delivered to employee _____________, ____.
Executed this ____________ day of ____________, ____.

Employee Signature

Employee Name (Please Print)

Agreed and Accepted:
Cloudera

By:
Date:

[SIGNATURE PAGE TO GENERAL AGREEMENT FOLLOWS]

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